EX-99.1

Finch Therapeutics Group, Inc.

Form of Lock-Up Agreement

[●], 2020

BOFA SECURITIES, INC.
JEFFERIES LLC
EVERCORE GROUP L.L.C.
as Representatives of the several
Underwriters to be named in the
within-mentioned Underwriting Agreement

c/o BofA Securities, Inc.
One Bryant Park
New York, New York 10036

c/o Jefferies LLC
520 Madison Avenue
New York, New York 10022

c/o Evercore Group L.L.C.
55 East 52nd Street
New York, New York 10055

Re:	Proposed Initial Public Offering by Finch Therapeutics Group, Inc.

Ladies and Gentlemen:

The undersigned understands that BofA Securities, Inc. (“BofA”), Jefferies LLC (“Jefferies”) and Evercore Group L.L.C. (together with BofA and Jefferies, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Finch Therapeutics Group, Inc., a Delaware corporation (the “Company”), providing for the initial public offering (the “Offering”) of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In recognition of the benefit that the Offering will confer upon the undersigned as a stockholder, an officer, a director and/or other holder of the Company’s equity securities, as applicable, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Common Stock the undersigned may purchase in the offering.

If the undersigned is an officer or director of the Company, (1) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives will notify the Company of the impending release or waiver, and (2) the Company has agreed, or will agree, in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

              Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives, provided that (1) with respect to clauses (i) through (v), (A) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (B) any such transfer shall not involve a disposition for value, and (C) no filing pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required for any such transfer, and (2) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	as a bona fide gift or gifts, including bone fide gift or gifts to a charitable organization or educational institution;

(ii)
to any member of the immediate family of the undersigned or any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iii)	to any corporation, partnership, limited liability company, or other entity, all of the beneficial ownership interests of which are held by the undersigned;

(iv)	as a distribution to limited partners, members or stockholders of the undersigned;

(v)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned;

(vi)
by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned upon the death of the undersigned; provided that if a filing pursuant to Section 16(a) of the Exchange Act, is required, such filing shall describe the nature of the transfer;

(vii)
by operation of law pursuant to orders of a court or regulatory agency, a domestic order or negotiated divorce settlement; provided that if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(viii)	pursuant to any contractual arrangement described in the final prospectus relating to the Offering that provides for the repurchase by the Company of securities of the Company held by the undersigned in connection with the termination of the undersigned’s employment with, or service to, the Company; provided that if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(ix)
by surrender or forfeiture of shares of Common Stock or other securities of the Company to the Company to satisfy tax withholding obligations upon exercise or vesting or the exercise price upon a cashless net exercise, in each case, of stock options, restricted stock, other equity awards, warrants or other rights to acquire shares of Common Stock as described in the final prospectus relating to the Offering; provided that if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer; or

(x)
pursuant to a bona fide tender offer for shares of the Company’s securities, merger, consolidation or other similar transaction made to all holders of the Company’s securities that has been approved by the Company’s board of directors, which results in any person or group of persons becoming the beneficial owners (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 90% of the outstanding voting securities of the Company (or the surviving entity); provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities shall remain subject to the restrictions contained herein during the Lock-Up Period.

Furthermore, during the Lock-Up Period, the undersigned may sell shares of Common Stock purchased by the undersigned in the open market following the Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales. In addition, nothing in this Lock-Up Agreement shall prohibit the undersigned from exercising options or warrants for shares of Common Stock or the conversion of convertible securities of the Company held by the undersigned into shares of Common Stock; provided that the shares of Common Stock acquired upon such exercise and/or conversion shall be subject to the terms of this Lock-Up Agreement.

The undersigned may enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the sale of securities of the Company; provided that the securities subject to such plan may not be sold and no public disclosure of any such action and no public filing with the Securities and Exchange Commission, or otherwise, shall be required or shall be voluntarily made by any person until after the expiration of the Lock-Up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

With respect to the Offering and during the Lock-up Period, the undersigned waives any registration rights relating to registration under the Securities Act of the offer and sale of any shares of Common Stock and/or any Lock-Up Securities owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this Lock-up Agreement. This Lock-up Agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. The undersigned hereby agrees that, to the extent that the terms of this Lock-up Agreement conflict with or are in any way inconsistent with any investor rights agreement, any market standoff agreement, stock option agreement, stock purchase agreement, or any other lock-up agreement related to the Common Stock to which the undersigned and the Company may be party, this Lock-up Agreement supersedes such investor rights agreement, market standoff agreement or other lock-up agreement.

Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) if the Representatives, on the one hand, or the Company, on the other hand, informs the other, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering, (ii) the date the Company files an application with the Securities and Exchange Commission to withdraw the registration statement on Form S-1 related to the Offering, (iii) the date the Underwriting Agreement is terminated prior to payment for and delivery of the shares of Common Stock to be sold thereunder or (iv) June 30, 2021, in the event that the Underwriting Agreement has not been executed by such date (provided that the Company may, by written notice to the undersigned prior to such date, extend such date for a period of up to an additional three months).

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

Name

Authorized Signature

Title

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)